EXHIBIT 99.2

                                  PRESS RELEASE


                           XECHEM INTERNATIONAL, INC.

                    XECHEM ANNOUNCES NEW STOCK TRADING SYMBOL

     NEW  BRUNSWICK,  N.J., May 28, 2003 - Xechem  International,  Inc. (OTC BB:
ZKEM) announced today that it has been informed by Nasdaq that Xechem has been assigned a new trading symbol as a result of its 3,000 share for one share stock split. The new trading symbol for Xechem's Common Stock, which is traded on the OTC Bulletin Board is now XKEM and is effective as of the opening of trading on Wednesday, May 28, 2003. The former symbol for Xechem's Common Stock was ZKEM.

     Xechem International, Inc., headquartered in New Brunswick, N.J., with subsidiary companies in the USA, India, Nigeria and joint venture partners in both Hong Kong and the Peoples Republic of China, is a biopharmaceutical company engaged in the research, development and production of generic and proprietary drugs from natural sources. The Company specializes in the development of niche-generic, difficult to replicate, anti-cancer, antiviral compounds, including Human Immuno-deficiency Virus ("HIV") and anti-fungal compounds. Xechem is also engaged in the research and development of several novel anti-infectives showing strong and selective efficacy against an array of antibiotic resistant bacterias, including Helicobacter pylori (H. pylori), Vancomycin resistant Enterococcus faecalis (VREF), Methicillin resistant Staphylococcus aureus (MRSA), and other antibiotic resistant Staphylococcus aureus and Candida albicans. The Company also screens extracts and pure compounds from various parts of the world for their therapeutic use.


     XetaPharm (another U.S. subsidiary) develops quality controlled nutritional products such as GinkgoOnce(R), GinsengOnce(R), GarlicOnce(R), Gugulon(TM), VIDA PRAS(TM) and numerous other nutraceutical products, which are under development.

     For further information, contact Ramesh C. Pandey, Ph.D., President & CEO, at (732) 247 - 3300.

.................................................................................
This news release contains certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, which are intended to be covered by safe harbors created hereby. Such forward-looking statements involve known and
unknown  risks,   uncertainties,   including  the  ability  of  the  Company  to
successfully develop and commercialize their technologies, and other factors that may cause the actual results, performance or achievements of the Company to be materially different from any future results, performance or achievements of the Company expressed or implied by such forward-looking statements.

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